UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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LaBRANCHE & CO INC.

(Name of Registrant as Specified In Its Charter)

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May 10, 2010

VIA EMAIL

RiskMetrics Group

2099 Gaither Road

Rockville, MD 20850-4045

Attention: Ms. Kathryn Cohen

Dear Ms. Cohen:

In connection with the 2010 Annual Meeting of Stockholders of LaBranche & Co Inc. (the “Company”), which is scheduled to occur on May 18, 2010, the Board of Directors of the Company (the “Board”) has proposed adoption of the LaBranche & Co Inc. 2010 Equity Incentive Plan (the “Plan”). RiskMetrics, in its Proxy Analysis of matters to be voted upon at the Company’s 2010 Annual Meeting of Stockholders, has recommended, among other things, that a vote AGAINST the Plan is warranted given that the Plan allows repricing of awards via buy out of underwater stock options without stockholder approval.

This letter is to confirm that the Board has amended the Plan to expressly prohibit repricing of any awards without prior approval of the Company’s stockholders by removing Section 6(g) and replacing it with an amended Section 6(h), and amending Section 3(b) and Section 6(c)(ii) of the Plan to replace references to “Section 6(h)” with “Section 6(g).” Section 6(g) of the Plan, as amended, is attached hereto as Annex A.

The Board has also determined to reduce the maximum number of shares of common stock that may be delivered to participants under the Plan, subject to certain adjustments, from an aggregate of 4,500,000 shares to an aggregate of 2,000,000 shares. Section 4 of the Plan was amended accordingly, and is attached hereto as Annex B. No other changes were made to the Plan.

Please accept my request that RiskMetrics amend its Proxy Analysis to recommend a vote FOR the Plan by the Company’s stockholders.

Sincerely,

/s/ STEPHEN H. GRAY
STEPHEN H. GRAY Secretary

Annex A

(g)	Limitation on Repricing of Options. Unless and to the extent otherwise approved by the Company’s stockholders, under no circumstances may the Board or the Committee authorize a Repricing (as hereinafter defined) of any outstanding options. For these purposes, a “Repricing” means any of the following (or any other action that has the same effect as any of the following): (i) amending the terms of an option to lower its exercise price, (ii) any other action that is treated as a repricing under generally accepted accounting principles, or (iii) canceling an option at a time when its exercise price is equal to or greater than the Fair Market Value of the underlying Common Stock, in exchange for another option, restricted stock, cash, or other equity award, unless the cancellation and exchange occurs in connection with a merger, acquisition, spin-off or other similar corporate transaction. A cancellation and exchange described in clause (iii) of the preceding sentence will be considered a Repricing regardless of whether the option, restricted stock or other equity is delivered simultaneously with the cancellation, regardless of whether it is treated as a repricing under generally accepted accounting principles, and regardless of whether it is voluntary on the part of the participant.

Annex B

4.	Share Limitations. Subject to adjustment pursuant to Section 14 hereof, the maximum number of shares of Common Stock that may be issued under the Plan is 2,000,000. The number of shares available for granting ISOs under the Plan shall not exceed 2,000,000 shares, subject to Section 14 hereof and the provisions of Sections 422 or 424 of the Code and any successor provisions, and all of the shares subject to the Plan may be ISOs. For this purpose, the following shares shall be deemed not to have been issued and shall be deemed to remain available for issuance: (a) shares covered by the unexercised portion of an option or stock appreciation right that terminates, expires or is canceled, (b) shares of restricted stock that are forfeited or repurchased in accordance with the terms of the award, (c) shares represented by restricted stock units or other-equity based awards that are forfeited, canceled or otherwise terminated, and (d) shares that are withheld in order to pay the purchase price for shares covered by any award or to satisfy the tax withholding obligations associated with any award under the Plan. Shares of Common Stock available for issuance under the Plan may be authorized and unissued, held by the Company in its treasury or otherwise acquired for purposes of the Plan. No fractional shares of Common Stock shall be issued under the Plan. The maximum number of shares of Common Stock with respect to which awards (including options and stock appreciation rights) may be granted under the Plan to any employee in any calendar year shall be 500,000 shares.